EXHIBIT 99.1

VaxGen Raises $51.3 Million Through Sale of Interest in Celltrion

BRISBANE, Calif. – January 3, 2007 – VaxGen, Inc. (Pink Sheets; VXGN.PK) announced today that it has realized gross proceeds of $51.3 million from the sale of most of its remaining common stock in Celltrion, Inc. The company expects to receive approximately $49 million in net proceeds from the transaction.

VaxGen estimates that it had cash, cash equivalents and short-term investments of $96.6 million as of December 31, 2006. The unaudited figure includes the net proceeds from the Celltrion stock sale and the company’s cash reserves prior to the transaction.

The shares were purchased by three related entities – Nexol Co., Ltd., Nexol Biotech Co., Ltd., and Nexol Venture Capital Co., Ltd. – which together represent Celltrion’s largest shareholder. The shares were acquired through the exercise of an exclusive option that VaxGen granted to the Nexol entities in June 2006.

Lazard acted as the exclusive financial adviser to VaxGen on this transaction.

VaxGen is a biopharmaceutical company based in Brisbane, California. For more information, please visit the company’s web site at www.vaxgen.com.

Note: This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding VaxGen’s estimate of the net proceeds from the sale of its Celltrion stock and its total cash, cash equivalents and short-term investments. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 8.01 of the company’s Current Report on Form 8-K filed by VaxGen on February 16, 2006 under the heading “Risk Factors” for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Lance Ignon

Vice President, Corporate Affairs

(650) 624-1016

Kesinee Yip

Associate Director, Corporate Affairs

(650) 624-1041